Exhibit 3.1
CERTIFICATE OF TRUST
OF
VANECK SOLANA TRUST
This Certificate of Trust of VanEck Solana Trust (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”).
1.    Name. The name of the statutory trust formed hereby is VanEck Solana Trust.
2.    Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.
3.    Effective Date. This Certificate of Trust shall be effective on November 30, 2021.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By:	/s/ Gregory Daniels
Name: Gregory Daniels
Title: Assistant Vice President